                                                                    EXHIBIT 12-1


              MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)




                                                             Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                                             -------------------  -------------------  -------------------
                                                              September 30, 1997   December 31, 1996    December 31, 1995
                                                             -------------------  -------------------  -------------------

EARNINGS AS DEFINED (1)
Net Income ..........................................               $119,328           $122,239             $112,727
Fixed charges .......................................                 57,789             53,831               45,637
                                                                    --------           --------             --------
 Earnings as defined ................................               $177,117           $176,070             $158,364
                                                                    ========           ========             ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt ..........................               $ 46,463           $ 43,163             $ 35,820
Interest on other borrowed funds ....................                  8,802              8,012                7,053
Amortization of debt discounts, premium
 and expense ........................................                  1,059              1,081                  996
Interest implicit in rentals (2) ....................                  1,465              1,575                1,768
                                                                    --------           --------             --------
 Fixed charges as defined ...........................               $ 57,789           $ 53,831             $ 45,637
                                                                    ========           ========             ========

Ratio of Earnings to Fixed Charges ..................                   3.07               3.27                 3.47
                                                                    ========           ========             ========



Notes:
(1)  Earnings and fixed charges are defined and computed in accordance with
     Item 503 of Regulation S-K.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.